Exhibit 99.1

NeurogesX, Inc.	The Ruth Group
Stephen Ghiglieri	Sara Pellegrino (investors)
Executive Vice President, COO	(646) 536-7002
and CFO	spellegrino@theruthgroup.com
(650) 358-3310
Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com

NeurogesX Enters $40 Million Royalty Financing Agreement

with Cowen Healthcare Royalty Partners

San Mateo, Calif., (April 30, 2010) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, announced today that it has entered into a $40 million royalty financing agreement with Cowen Healthcare Royalty Partners, L.P. (“Cowen Royalty”). The agreement creates a debt obligation that will be repaid through and secured by royalties and future milestone payments payable to NeurogesX under its Distribution, Marketing and License Agreement (the Astellas Agreement) with Astellas Pharma Europe Ltd. (Astellas) for NeurogesX’ Qutenza® (capsaicin) 8% patch, a dermal delivery system containing prescription strength capsaicin.

Qutenza is marketed in the U.S. by NeurogesX for patients with postherpetic neuralgia (PHN). NeurogesX retains all economics resulting from the U.S. market, and Cowen Royalty is not entitled to any payment on U.S. sales.

Under the terms of the royalty financing agreement, Cowen Royalty will be entitled to receive up to 100% of all royalties and sales milestones, as well as certain other payments due to NeurogesX under the Astellas Agreement. After the debt obligation has been fulfilled, payments under the Astellas Agreement will revert to NeurogesX. At any point NeurogesX can retire the Cowen financing and regain access to 100% of its European royalty interest in Qutenza®.

The Astellas Agreement provides for royalties on net sales of Qutenza in the Astellas Territory: the European Economic Area, including all 27 EU-member states, Iceland, Norway, and Liechtenstein; Switzerland; and certain countries in Eastern Europe, the Middle East and Africa. The Astellas Agreement also provides for total sales milestones and license option payments of up to € 70 million related to Qutenza and the company’s product candidate, NGX-1998.

Stephen Ghiglieri, Chief Operating Officer and Chief Financial Officer commented, “We are very pleased to announce this royalty financing with Cowen Healthcare Royalty Partners. We believe this structure provides us with capital to continue executing our operating plan through at least 2011. Importantly, this royalty financing agreement only encumbers revenues generated from the territory currently licensed to Astellas, and does not involve revenues arising from our U.S. operations or other world markets. This desirable feature allows for future financing flexibility as we move forward.”

Gregory B. Brown, M.D., Co-Founder and Managing Director of Cowen Royalty, stated, “Qutenza is a unique locally acting therapy, offering a significant benefit for patients. We believe that Astellas is well positioned to capitalize on the European neuropathic pain market. Our team consistently seeks out differentiated products with strong marketing partners, and we believe this transaction with NeurogesX affords a significant and attractive market opportunity for our investors, while providing a non-dilutive source of financing to maximize both the Qutenza opportunity and the potential value creation for NeurogesX shareholders.”

Additional details on the loan agreement can be found in the Current Report on Form 8-K that will be filed by NeurogesX with the Securities and Exchange Commission on or about the date hereof.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept and is now poised to bring its lead product to patients and physicians. In addition, we continue to apply our knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza® (capsaicin) 8% patch, is a localized dermal delivery system containing a prescription strength of capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for patients with postherpetic neuralgia (PHN). In Europe, Qutenza will be marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies.

The Company’s early-stage product pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated these compounds in vitro and in vivo.

About Cowen Healthcare Royalty Partners

Cowen Healthcare Royalty Partners is a global healthcare private equity firm, with more than $900 million under management, that invests principally in commercial-stage biopharmaceutical and medical device companies and products through the purchase of royalty interests. The investment team has over 100 years of healthcare related experience including principal investing, structured finance, healthcare industry senior management, Wall Street research and consulting, and scientific and clinical experience. For more information, visit www.cowenroyalty.com.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements about the ability of NeurogesX to fund its operations through at least 2011, the ability of Astellas to capitalize on the European pain market with Qutenza, the utility and potential benefits of the royalty financing arrangement to NeurogesX and its shareholders, and the benefits of Qutenza. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the commercialization of Qutenza, including with respect to manufacture and supply of Qutenza; Qutenza and NeurogesX’s other product candidates may have unexpected adverse side effects; physician or patient reluctance to use Qutenza; and other difficulties or delays in the launch of Qutenza in the United States and, by Astellas in the European Union. For further information regarding these and other risks related to NeurogesX’s business, investors should consult NeurogesX’s filings with the Securities and Exchange Commission.